Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 2002 relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of LendingTree, Inc., which is incorporated by reference in LendingTree, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
August 29, 2002